                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 14, 2000

                              ACCRUE SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                          000-26437              94-3238684
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
incorporation or organization)                               Identification No.)


                               48634 Milmont Drive
                         FREMONT, CALIFORNIA 94538-7353
               (Address of principal executive offices) (Zip code)


                                 (510) 580-4500
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On January 14, 2000, Accrue Software, Inc., a Delaware corporation (the "Company"), acquired NeoVista Software, Inc., a California corporation ("Target"), by the statutory merger (the "Merger") of NeoVista Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), with and into Target. The Merger was accomplished pursuant to an Agreement and Plan of Merger and Reorganization, dated as of November 17, 1999, among the Company, Merger Sub and Target (the "Merger Agreement") and a related Agreement of Merger (collectively, the "Merger Agreements"). As a result of the Merger, the Company became the owner of 100% of the issued and outstanding shares of Target's Common Stock and each outstanding share of Target Common Stock was converted into 0.0484220818 shares of the Company's Common Stock.

        A total of approximately 2,328,827 shares of the Company's Common Stock will be issued to former Target shareholders and optionholders in exchange for the acquisition by the Company of all outstanding Target capital stock and all unexpired and unexercised options to acquire Target capital stock. The shares issued to Target shareholders were issued pursuant to an exemption from the registration requirements under Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, constitute "exempt securities" within the meaning of the Securities Act. The shares will be eligible for resale beginning no later than March 1, 2000 after the expiration of lock-up restrictions set forth in the Merger Agreement and in accordance with Rule 145 of the Securities Act. Target options to purchase Target Common Stock were assumed by the Company and remain outstanding as options to purchase shares of the Company's Common Stock. The Company's Common Stock that is issuable upon exercise of Target options will be eligible for resale upon the Company's filing of a registration statement on Form S-8, which is expected to occur on or before February 1, 2000.

        Under the terms of the Merger Agreement and a related Depository Agreement dated January 14, 2000, ten percent of the shares of the Company's Common Stock issued in connection with the Merger will be held in escrow for the purpose of indemnifying the Company, Merger Sub, and each of their respective affiliates, officers, directors, employees, representatives and agents against any damages that relate to or arise from a breach of any of Target's representations and warranties contained in the Merger Agreement. Such escrow will expire on January 14, 2001.

        In connection with the Merger, certain employees of Target entered into noncompetition agreements with the Company, which agreements restrict the ability of such persons to compete with Target or the Company during the period commencing on the effective date of the Merger and ending on the one year anniversary of the effective date of the Merger.

        The number of shares of the Company's Common Stock to be issued to the shareholders of Target was determined by arm's-length negotiations among the parties.

        Target is a provider of applications that employ advanced technologies for prediction and description of consumer behavior and trends used for customer segmentation, profiling, targeting and merchandise assortment planning. The Company intends to continue to use the assets acquired to conduct such business.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements of Business Acquired.

                  (1) The balance sheets of NeoVista Software, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended are filed as an amendment to the initial report filed January 31, 2000.

                  (2) The unaudited balance sheet of NeoVista Software, Inc. as of September 30, 1999 and the results of its operations for the nine months ended September 30, 1999 and September 30, 1998 are filed as an amendment to the initial report filed January 31, 2000.

          (b)     Unaudited Pro Forma Combined Condensed Financial Statements.

                  The unaudited pro forma combined condensed balance sheet as of December 31, 1999 and the unaudited pro forma combined condensed statements of operations for the year ended March 31, 1999 and the nine months ended December 31, 1999 are filed as an amendment to the initial report filed January 31, 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NeoVista Software, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of NeoVista Software, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

San Jose, California
February 18, 2000

                            NEOVISTA SOFTWARE, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          DECEMBER 31,
                                                      --------------------    SEPTEMBER 30,
                                                        1997        1998          1999
                                                      --------    --------    -------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $  1,128    $  3,512      $    425
  Accounts receivable, net..........................       979         640           667
  Prepaid expenses and other assets.................       128         225           282
                                                      --------    --------      --------
     Total current assets...........................     2,235       4,377         1,374
Property and equipment, net.........................       397         531           379
                                                      --------    --------      --------
     Total assets...................................  $  2,632    $  4,908      $  1,753
                                                      ========    ========      ========
LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payables.................................  $    231    $    270      $    232
  Accrued liabilities...............................       977         550           423
  Deferred revenue and advances.....................       534         470           635
  Notes and accrued interest payable to
     shareholders...................................        --          --         1,936
  Current portion of long-term debt.................     1,629         430           457
                                                      --------    --------      --------
          Total current liabilities.................     3,371       1,720         3,683
Long-term debt, net of current portion..............       171         218            89
                                                      --------    --------      --------
     Total liabilities..............................     3,542       1,938         3,772
                                                      --------    --------      --------
Commitments and contingencies (Note 5)
Preferred stock:
  $0.01 par value; 37,399 authorized; shares
     outstanding: 8,876, 19,599 and 19,599 issued
     and outstanding in 1997, 1998 and 1999,
     respectively...................................    15,813      23,869        23,869
Shareholders' equity (deficit):
  Common stock: no par value; 50,000 shares
     authorized; 3,273, 3,366 and 3,413 issued and
     outstanding in 1997, 1998 and 1999,
     respectively...................................    57,802      57,821        80,221
  Unearned compensation.............................        --          --       (20,591)
  Accumulated deficit...............................   (74,525)    (78,720)      (85,518)
                                                      --------    --------      --------
     Total shareholders' equity (deficit)...........   (16,723)    (20,899)      (25,888)
                                                      --------    --------      --------
     Total liabilities, preferred stock and
       shareholders' equity (deficit)...............  $  2,632    $  4,908      $  1,753
                                                      ========    ========      ========

   The accompanying notes are an integral part of these financial statements.

                            NEOVISTA SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEARS ENDED        FOR THE NINE MONTHS
                                                    DECEMBER 31,       ENDED SEPTEMBER 30,
                                                 ------------------    --------------------
                                                  1997       1998        1998        1999
                                                 -------    -------    --------    --------
                                                                           (UNAUDITED)
Revenues:
  Licenses.....................................  $ 1,172    $ 1,324    $ 1,122     $   732
  Maintenance and service......................    1,862      1,616      1,328         996
  Systems hardware and maintenance.............    2,371      1,392      1,089         620
                                                 -------    -------    -------     -------
     Total revenues............................    5,405      4,332      3,539       2,348
                                                 -------    -------    -------     -------
Operating expenses:
  Cost of revenues.............................    2,477      2,415      1,792       1,908
  Research and development.....................    1,923      2,172      1,593       1,890
  Selling, general and administrative..........    4,019      3,903      2,692       3,462
  Stock-based compensation expense.............       --         --         --       1,800
                                                 -------    -------    -------     -------
     Total operating expenses..................    8,419      8,490      6,077       9,060
                                                 -------    -------    -------     -------
Loss from operations...........................   (3,014)    (4,158)    (2,538)     (6,712)
                                                 -------    -------    -------     -------
Other income (expense):
  Interest income..............................       54        125         72          59
  Interest expense.............................     (201)      (160)      (135)       (145)
  Other........................................      (13)         4          4          --
                                                 -------    -------    -------     -------
     Total other income (expense)..............     (160)       (31)       (59)        (86)
                                                 -------    -------    -------     -------
Net loss.......................................  $(3,174)   $(4,189)   $(2,597)    $(6,798)
                                                 =======    =======    =======     =======
Net loss per share, basic and diluted..........  $ (0.98)   $ (1.26)   $ (0.80)    $ (2.02)
                                                 =======    =======    =======     =======
Shares used in computing net loss per share,
  basic and diluted............................    3,245      3,320      3,239       3,366
                                                 =======    =======    =======     =======

   The accompanying notes are an integral part of these financial statements.

                            NEOVISTA SOFTWARE, INC.

        STATEMENT OF PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                              PREFERRED STOCK      COMMON STOCK
                                              ----------------   ----------------     UNEARNED     ACCUMULATED
                                              SHARES   AMOUNT    SHARES   AMOUNT    COMPENSATION     DEFICIT      TOTAL
                                              ------   -------   ------   -------   ------------   -----------   --------
Balances, January 1, 1997...................  6,140    $13,133   3,217    $57,791     $     --      $(71,334)    $(13,543)
Issuance of Series V preferred stock for
  cash, net of costs of $65.................  2,736      2,671      --         --           --            --           --
Dividend on share adjustment................     --         17      --         --           --           (17)         (17)
Series II and III issuance costs............     --         (8)     --         --           --            --           --
Common stock issued for services............     --         --      27          5           --            --            5
Exercise of stock options for cash..........     --         --      30          6           --            --            6
Common stock repurchased....................     --         --      (1)        --           --            --           --
Net loss....................................     --         --      --         --           --        (3,174)      (3,174)
                                              ------   -------   -----    -------     --------      --------     --------
Balances, December 31, 1997.................  8,876     15,813   3,273     57,802           --       (74,525)     (16,723)
Issuance of Series V preferred stock for
  cash......................................    246        244      --         --           --            --           --
Issuance of Series VI preferred stock for
  cash, net of costs........................  10,477     7,806      --         --           --            --           --
Exercise of stock options for cash..........     --         --      93         19           --            --           19
Accretion on redeemable preferred stock.....     --          6      --         --           --            (6)          (6)
Net loss....................................     --         --      --         --           --        (4,189)      (4,189)
                                              ------   -------   -----    -------     --------      --------     --------
Balances, December 31, 1998.................  19,599    23,869   3,366     57,821           --       (78,720)     (20,899)
Unearned compensation related to grants of
  stock options.............................     --         --      --     22,391      (22,391)           --           --
Exercise of stock options for cash..........     --         --      47          9           --            --            9
Amortization of unearned stock
  compensation..............................     --         --      --         --        1,800            --        1,800
Net loss....................................     --         --      --         --           --        (6,798)      (6,798)
                                              ------   -------   -----    -------     --------      --------     --------
Balances, September 30, 1999 (unaudited)....  19,599   $23,869   3,413    $80,221     $(20,591)     $(85,518)    $(25,888)
                                              ======   =======   =====    =======     ========      ========     ========

   The accompanying notes are an integral part of these financial statements.

                            NEOVISTA SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    FOR THE NINE
                                                                 YEARS ENDED        MONTHS ENDED
                                                                DECEMBER 31,        SEPTEMBER 30,
                                                              -----------------   -----------------
                                                               1997      1998      1998      1999
                                                              -------   -------   -------   -------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(3,174)  $(4,189)  $(2,597)  $(6,798)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      231       296       210       245
    Accrued interest on subordinated promissory notes.......      223        --        --        --
    Common stock issued for services........................        5        --        --        --
    Stock-based compensation expense........................       --        --        --     1,800
    Loss on disposal of fixed assets........................       --         2        --        --
    Change in assets and liabilities:
      Accounts receivables..................................      152       339       249       (95)
      Prepaid expenses and other assets.....................      292       (97)     (116)       11
      Accounts payables.....................................       (3)       39        78       (38)
      Accrued liabilities...................................      286      (427)     (444)     (137)
      Deferred revenue and advances.........................      (91)      (64)     (136)      165
                                                              -------   -------   -------   -------
         Net cash used in operating activities..............   (2,079)   (4,101)   (2,756)   (4,847)
                                                              -------   -------   -------   -------
Cash flows from investing activities:
  Purchase of property and equipment........................     (223)     (432)     (300)      (93)
                                                              -------   -------   -------   -------
         Net cash used in investing activities..............     (223)     (432)     (300)      (93)
                                                              -------   -------   -------   -------
Cash flows from financing activities:
  Borrowings under line of credit, net......................       29       104        87       104
  Repayments on bank term loans.............................     (332)     (556)     (556)       --
  Borrowings under subordinated promissory notes............       --       359        --        --
  Repayments on subordinated promissory notes...............     (102)   (1,024)     (733)     (175)
  Repayments on license agreements..........................     (678)      (35)      (28)      (21)
  Repayments on capital lease obligations...................      (28)       --        --        --
  Issuance of preferred stock, net of costs.................    2,663     8,050     7,938        --
  Note payable to shareholders..............................       --        --        --     1,936
  Exercise of stock options.................................        6        19        19         9
                                                              -------   -------   -------   -------
         Net cash provided by financing activities..........    1,558     6,917     6,727     1,853
                                                              -------   -------   -------   -------
Net increase (decrease) in cash and cash equivalents........     (744)    2,384     3,671    (3,087)
Cash and cash equivalents, beginning of period..............    1,872     1,128     1,128     3,512
                                                              -------   -------   -------   -------
Cash and cash equivalents, end of period....................  $ 1,128   $ 3,512   $ 4,799   $   425
                                                              =======   =======   =======   =======
Noncash investing and financing activities:
  Deemed dividend on convertible preferred stock............  $    17   $    --   $    --   $    --
                                                              =======   =======   =======   =======
  Accretion of redeemable preferred stock...................  $    --   $     6   $    --   $    --
                                                              =======   =======   =======   =======
  Unearned compensation related to grants of stock
    options.................................................  $    --   $    --   $    --   $22,391
                                                              =======   =======   =======   =======
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   202   $   272   $   204   $   145
                                                              =======   =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

                            NEOVISTA SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- NATURE OF OPERATIONS:

NATURE OF OPERATIONS

     NeoVista Software, Inc. (the "Company") was incorporated under the name MasPar Computer Corporation (MasPar) in 1987. MasPar designed, manufactured, marketed, serviced and supported high-performance data-parallel computer systems and associated software development tools.

     In February of 1996, MasPar announced a restructuring of its operations resulting in MasPar exiting the high-performance data-parallel computer system business and refocusing its efforts on the development of software applications. In connection with the restructuring, the Company renamed the corporation NeoVista Software, Inc. NeoVista Software, Inc. designs, develops and markets business intelligence software products, which allows users to discover meaningful relationships for competitive marketing and business decision purposes.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

FINANCIAL STATEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments acquired with original maturities of ninety days or less to be cash equivalents. The recorded carrying value of cash equivalents approximates fair market value.

PROPERTY AND EQUIPMENT

     Property and equipment including leasehold improvements, are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives, generally two to five years, or the lease terms, as appropriate.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

SOFTWARE DEVELOPMENT COSTS

     Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Computer Software To Be Sold, Leased or Otherwise Marketed." To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

REVENUE RECOGNITION

     Revenue consists of fees for licenses of the Company's software products, maintenance and systems sales related to MasPar products.

LICENSE REVENUE

     Revenue from software licenses is recognized upon shipment of the software or delivery of authorization codes if collection of the resulting receivable is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. Such undelivered elements in these arrangements typically consist of services.

MAINTENANCE AND SERVICE REVENUE

     Maintenance revenue is recognized ratably over the term of the maintenance contract. If maintenance is included in an arrangement that includes a license agreement, amounts related to maintenance are allocated based on vendor specific objective evidence. Revenues from contract services are generally recognized based upon the attainment of milestones, which approximate the percentage of completion method of accounting. Revenue from customer training and consulting services is recognized as the services are performed.

SYSTEMS REVENUE

     Systems product revenues are recognized upon shipment.

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivables. Cash and cash equivalents are held with one credit-worthy financial institution. The Company invests primarily in certificates of

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

deposit. The Company sells its products primarily to large organizations in diversified industries worldwide and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition and continually analyzes the allowance for doubtful accounts. Sales to one customer accounted for 25% of revenue in 1997. Sales to three customers accounted for 43% of revenue in 1998. Sales to two customers accounted for 55% of revenue for the nine months ended September 30, 1999. The Company had three customers in 1997 that accounted for 26%, 24% and 10% of accounts receivable, four customers in 1998 that accounted for 33%, 18%, 15% and 12% of accounts receivable, and four customers at September 30, 1999 that accounted for 27%, 17%, 15% and 11% of accounts receivable. Export sales were $248 and none for the years ending December 31, 1997 and 1998, respectively, and none and $52 for the nine months ended September 30, 1998 and 1999, respectively. These sales were primarily to the Pacific Rim.

     The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: advances and trends in new technologies; competitive pressures in the form of new products or price reductions on existing products; changes in the overall demand for products and services offered by the Company; changes in certain strategic partnerships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risks associated with changes in domestic and international economic and/or political conditions or regulations; and the Company's ability to attract and retain employees necessary to support its growth.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and presents disclosures required by Statement of Financial Accounting Standard No. 123 ("SFAS No. 123").

LONG-LIVED ASSETS

     The Company assesses the impairment of long-lived assets when events or circumstances indicate that the carrying value of an asset may not be recoverable. No such impairments have been identified to date.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense is comprised of income taxes payable for the current period, plus the net change in deferred tax amounts during the period.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NET LOSS PER SHARE

     Basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options and warrants were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     Antidilutive securities which are excluded in the diluted net loss per share calculation for the periods:

                                                       YEARS ENDED       NINE MONTHS ENDED
                                                       DECEMBER 31,        SEPTEMBER 30,
                                                     ----------------    ------------------
                                                      1997      1998      1998       1999
                                                     ------    ------    -------    -------
Common stock options...............................   2,392     2,608     2,488     11,822
Convertible preferred shares.......................  10,354    31,501    31,501     31,501
Common stock warrants..............................   1,669     1,669     1,669      1,669
Preferred stock warrants...........................      60        60        60         60
                                                     ------    ------    ------     ------
                                                     14,475    35,838    35,718     45,052
                                                     ======    ======    ======     ======

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133, as amended, will be effective for the Company's fiscal year ending December 31, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

     In December 1998, the Accounting Standards Executive Committee, or AcSEC, issued Statement of Position 98-9, or SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence, or VSOE, of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and
(3) all revenue recognition criteria of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

years beginning after March 15, 1999. Retroactive application is prohibited. The Company does not expect SOP 98-9 to have any effect on its results of operations.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of the Company.

COMPREHENSIVE LOSS

     Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" requires that an enterprise report, by major components and as a single total, the changes in its net assets during the period from nonowner sources. For the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, comprehensive loss was equal to net loss.

NOTE 3 -- BALANCE SHEET COMPONENTS:

                                                            DECEMBER 31,
                                                         ------------------    SEPTEMBER 30,
                                                          1997       1998          1999
                                                         -------    -------    -------------
ACCOUNTS RECEIVABLE:
  Accounts receivable..................................  $ 1,122    $   880       $   688
  Less: Allowance for doubtful accounts................     (143)      (240)          (21)
                                                         -------    -------       -------
                                                         $   979    $   640       $   667
                                                         =======    =======       =======
PROPERTY AND EQUIPMENT:
  Machinery and equipment..............................  $ 2,193    $ 1,640       $ 1,721
  Demonstration and spares.............................      167        232           232
  Purchased software...................................      446        307           318
  Furniture and fixtures...............................      171         59            59
  Leasehold improvements...............................      161        161           161
                                                         -------    -------       -------
  Total................................................    3,138      2,399         2,491
  Less: Accumulated depreciation and amortization......   (2,741)    (1,868)       (2,112)
                                                         -------    -------       -------
  Property and equipment, net..........................  $   397    $   531       $   379
                                                         =======    =======       =======
ACCRUED LIABILITIES:
  Compensation and benefits............................  $   567    $   341       $   337
  Other................................................      410        209            86
                                                         -------    -------       -------
                                                         $   977    $   550       $   423
                                                         =======    =======       =======

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4 -- BANK FINANCING ARRANGEMENTS AND LONG-TERM DEBT:

     Bank financing arrangements and long-term debt consist of the following:

                                                            DECEMBER 31,
                                                          ----------------    SEPTEMBER 30,
                                                           1997      1998         1999
                                                          -------    -----    -------------
Bank line of credit.....................................  $    68    $ 172       $   266
Bank term loans.........................................      556       --            --
Notes and accrued interest payable to shareholders......       --       --         1,936
Subordinated promissory notes...........................    1,110      445           270
License agreement.......................................       66       31            10
                                                          -------    -----       -------
Total...................................................    1,800      648         2,482
Less: Current portion...................................   (1,629)    (430)       (2,393)
                                                          -------    -----       -------
Long-term debt..........................................  $   171    $ 218       $    89
                                                          =======    =====       =======

BANK LINE OF CREDIT AND TERM LOANS

     The Company has a Loan and Security Agreement with a domestic bank which provides for a maximum credit facility of $4,000. The credit facility is limited to 80% of the Company's eligible receivables, as defined, plus term loans outstanding with the bank. Borrowings are collateralized by the receivables balances against which they are borrowed. The Agreement provides for automatic extensions annually in June, unless terminated by the bank.

     Borrowings under the Loan and Security Agreement (both the term loans and revolving line of credit) bear a total monthly minimum interest charge of $3 or monthly interest at the highest "LIBOR Rate" (5.1% at December 31, 1998) in effect during each month plus 5.75% per annum but not less than 9% per annum. Principal payments are due as defined in the note agreements, generally monthly over a defined period or upon maturity. Borrowings under the credit facility totaling $624, $172 and $266 were outstanding at December 31, 1997, December 31, 1998 and September 30, 1999, respectively.

     At December 31, 1997, borrowings of $500 under the Loan and Security Agreement were guaranteed by one of the Company's stockholders. In exchange for such guarantee, the Company issued the stockholder warrants to purchase common stock ("the Guarantee Warrants") (see Note 6). Such borrowings were fully repaid in 1998.

SUBORDINATED PROMISSORY NOTES

     As of December 31, 1997, December 31, 1998 and September 30, 1999, the Company had $1,110, $445 and $270, respectively, outstanding under a line of credit. The outstanding borrowings are collateralized by the capital equipment purchases made under the line of credit. In connection therewith, the Company issued the creditor warrants to purchase Series III preferred stock ("the Loan and Security Warrants") (see Note 6). The notes bear interest at effective rates ranging from

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

13.7% to 14.7% per annum. Payments are due in equal monthly installments over a 36-month period, with final payment equal to 10% of the face value of the respective notes.

NOTES AND ACCRUED INTEREST PAYABLE TO SHAREHOLDERS

     In May 1999, the Company obtained financing from various shareholders. The promissory notes issued to the shareholders bear interest at a rate of 10% per annum and mature on December 31, 1999. The accrued interest on the notes as at September 30, 1999 was $70.

LICENSE AGREEMENT

     The Company executed a software license and distribution agreement (the "Software Agreement"). Pursuant to the Software Agreement, the Company acquired a perpetual license to certain software source code to be integrated into the Company's products. The Company acquired the source code at a purchase price of $150 and the issuance of 29 shares of the Company's common stock. The net value of the cash payments (using a discount rate of 11%) plus the value of the common stock totaled approximately $208 and was charged to research and development expense during 1996. At December 31, 1997, December 31, 1998 and September 30, 1999, the Company has outstanding balances of $66, $31 and $10, respectively, under the Software Agreement.

CREDITOR NOTES

     Pursuant to the reorganization (see Note 1), the Company entered into a Workout Agreement with certain of its creditors. Pursuant to such agreement, the Company paid approximately $770 and issued promissory notes aggregating approximately $734 against outstanding obligations. Such borrowings were fully repaid in fiscal year 1998. In connection with such promissory notes, the Company also agreed to issue such creditors warrants to purchase common stock (the "Creditor Warrants") (see Note 6). No value has been assigned to such warrants as the number of shares and the exercise price has not been determined.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company's facilities are leased under a noncancelable operating lease scheduled to expire in October 1999. Future minimum annual rental payments under the operating lease are $300 for fiscal year 1999.

     Facilities rent expense for the year ended December 31, 1997 and 1998 was approximately $401 and $357, respectively and for the nine months ended September 30, 1998 and 1999 was $300 and $270, respectively.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

JOINT MARKETING AGREEMENT

     During 1996, the Company entered into a Joint Marketing Agreement (the "JMA") for the purpose of providing additional sales opportunities for the Company's products and enhanced services to its customers. The JMA provides for discounts and commissions on certain services, as defined, provided by the Company or its JMA partner and provides the JMA partner with the right, upon dissolution of the Company, to acquire the defined product for a minimum of $2,000. The JMA has an initial term of three years and will automatically renew for successive terms of two years until terminated. In connection with entering into the JMA, the JMA partner purchased approximately 1,500 shares of the Company's Series M convertible preferred stock and warrants to purchase 800 shares of common stock (the "JMA Warrant") for $2,500 (see Note 6).

CONTINGENCY

     The Company is involved in litigation arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 6 -- PREFERRED STOCK AND SHAREHOLDERS' EQUITY:

     In July 1998, the Company's shareholders authorized additional funding (the "1998 Funding"). Pursuant to the 1998 funding, the Company issued (i) 10,477 shares of Series VI convertible redeemable preferred stock for net proceeds of approximately $7,806 (ii) changed the authorized shares of common and preferred stock to 50,000 and 37,400, respectively, and (iii) increased the number of shares reserved for issuance under the Stock Option/Purchase Plan to 5,345.

     In accordance with the 1997 and 1998 Investors Rights Agreements, the Company was required to meet certain performance milestones during fiscal years 1997 and 1998. The Company did not meet the milestones and, in accordance with the agreements, the conversion price of the Series VI convertible redeemable preferred stock and the Series V convertible preferred stock were subsequently adjusted where by such shareholders will receive an additional 9,167 and 526 common shares upon conversion, respectively.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

PREFERRED STOCK

     Preferred stock consists of:

                                                                    OUTSTANDING
                                             ----------------------------------------------------------
                                                                                 COMMON
                                                                                 SHARES
                                                                                ISSUABLE
                                  SHARES              CARRYING   LIQUIDATION      UPON      LIQUIDATION
                                DESIGNATED   SHARES    AMOUNT    PREFERENCE    CONVERSION   PREFERENCE
                                ----------   ------   --------   -----------   ----------   -----------
Series I......................       549        549   $ 5,261      $ 5,490          549       $ 10.0
Series II.....................     1,200      1,200       599        3,000        1,200         2.50
Series II-A...................     1,200         --        --           --           --           --
Series III....................     5,882      2,920     4,831        4,964        4,504         1.70
Series III-A..................     5,882      1,471     2,434        2,500        1,923         1.70
Series IV.....................     1,177         --        --           --           --           --
Series IV-A...................     1,177         --        --           --           --           --
Series V......................     7,000      2,982     2,932        2,982        3,681         1.00
Series VI.....................    13,333     10,477     7,812        7,858       19,644       $ 0.75
                                  ------     ------   -------      -------       ------
  Total.......................    37,400     19,599   $23,869      $26,794       31,501
                                  ======     ======   =======      =======       ======

     Significant terms of the Series I, II, II-A, III, III-A, IV, IV-A and V convertible preferred stock (collectively, the "preferred stock") are as follows:

     - Each share of Series I, II, II-A, III-A, IV and IV-A convertible preferred stock is convertible, at the option of the holder, into one share of common stock (subject to adjustment for events of dilution) and has the same voting rights as the common stock into which it is convertible. Each share of Series III and V convertible preferred stock is convertible, at the option of the holder, into 1.463 and 1.234 shares of common stock, respectively (subject to adjustments for events of dilution). and has the same voting rights as the common stock into which it is convertible. Shares will automatically be converted into common stock upon the closing of a public offering meeting certain criteria. In addition, shares will automatically be converted upon written consent of not less than 67% of the outstanding shares of preferred stock voting together as a single class.

     - In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders will be entitled to receive, on a pro rata basis, the liquidation preferences disclosed in the table above plus declared but unpaid dividends. Upon satisfaction of the Series VI liquidation preference, such liquidation preferences will be paid first to holders of Series V, second to holders of Series IV and IV-A, third to holders of Series III and III-A, fourth to holders of Series II and II-A and fifth to holders of Series I. Any remaining assets will be distributed ratably among the holders of preferred stock (up to an additional 200% of the liquidated preference) and common stock, pro rata, based on the number of shares of common stock held by each shareholder on an as-converted basis.

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     - The holders of Series II and II-A, the holders of Series III, III-A, IV and IV-A, and the holders of Series V are entitled to annual noncumulative, dividends, prior to payments of dividends declared on common stock, of $0.05 per share, $0.17 per share and $0. 10 per share, respectively, as declared by the Board of Directors. Holders of Series V are entitled to share in dividends paid to common shareholders pro rata based on the number of shares of common stock held by each shareholder on an as-converted basis. No dividends were declared in fiscal 1998 and 1997 and the nine months ended September 30, 1999.

     - Holders of at least 200 shares of convertible preferred stock ("Major Investors") have the right of first offer with respect to future sales by the Company of its shares on a pro rata basis.

     Significant terms of the Series VI convertible redeemable preferred stock:

     - Each share is convertible, at the option of the holder, into 1.875 shares of common stock (subject to adjustment for events of dilution) on or prior to the redemption date. Shares will automatically be converted into common stock upon the closing of a public offering meeting certain criteria. In addition, shares will automatically be converted upon written consent of not less than 67% if the outstanding shares of preferred stock voting together as a single class.

     - In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders will be entitled to receive, prior in preference, $0.75 per share plus declared but unpaid dividends. Upon satisfaction of the Series I, II, II-A, III, III-A, IV, IV-A and V convertible preferred stock, any remaining assets will be distributed ratably among the holders of preferred stock (up an additional 200% of the liquidation preference) and common stock, pro rata, based on the number of shares of common stock held by each shareholder on an as-converted basis.

     - The holders of Series VI are entitled to annual noncumulative dividends, prior to any payments dividends declared on common stock of $0.075 per share. No dividends were declared in fiscal 1997 and 1998 and the nine months ended September 30, 1999.

     - Holders of at least 200 shares of convertible preferred stock ("Major Investors') have the right to first offer with respect of future sales by the Company of its shares on a pro rata basis.

     - At the option of the shareholders, beginning on July 30, 2002, the Series VI preferred shareholders shall receive the price paid plus an amount equal to the declared but unpaid dividends. Such payments shall be made in four semi-annual installments beginning on the fourth anniversary date. Issuance costs are being amortized over a four-year period to accrete the carrying value of the stock to $7,858.

GUARANTEE WARRANTS

     In connection with the Loan and Security Agreement (see Note 4) a guarantee was provided by one of the Company's stockholders. In exchange for such guarantee, and extension thereof, the Company issued the stockholder warrants to purchase an aggregate of 1,600 shares of common stock. The warrants are exercisable at $0.20 per share and expire through November 2000, or earlier in the

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

event of an initial registered public offering, as defined. The value of such warrants, aggregating approximately $415 was recorded as additional interest expense in the periods issued.

LOAN AND SECURITY WARRANTS

     In connection with the Capital Equipment Line of Credit (see Note 4), the Company issued warrants to purchase 60 shares of Series III preferred stock (convertible into 71 shares of common stock due to certain anti-dilution adjustments). The warrants are exercisable at $1.00 per share and expire on December 2, 2006. The aggregate value of warrants issued totaled approximately $43 and was charged to interest expense in the period issued.

CREDITOR WARRANTS

     In connection with the Creditor Notes (see Note 4) the Company has an obligation to issue warrants to purchase common stock. The number of warrants and the exercise price are to be determined, as defined, by the per share offering price in an initial public offering. The warrants are exercisable upon the initial public offering.

JMA WARRANTS

     In connection with the Joint Marketing Agreement (see Note 5), the Company issued warrants to purchase 800 shares of common stock. The warrants expire at the earlier of the acquisition of the Company by another entity, the closing of an initial public offering by the Company, as defined, or May 1999. The exercise price ranges from $0.75 per share to $1.70 per share based on the percentage of the Company's revenue attributable to its JMA partner, as defined. The warrants become exercisable upon the attainment of certain sales levels by the Company, as defined. As of September 30, 1999, the warrants were not exercisable.

OTHER WARRANTS

     In connection with the Series III convertible preferred stock sale, the Company issued warrants to its placement agent for the purchase of 69 shares of common stock. The warrants are exercisable at $1.70 per share and expire on May 9, 2001, or earlier in the event of an initial registered public offering, as defined.

STOCK OPTION/PURCHASE PLAN

     Under the Company's 1991 Incentive and Non-Qualified Stock Option Plans, the Board of Directors is authorized to grant to employees, consultants and others at fair market value, or a defined discount therefrom, rights to ownership of up to 5,345 shares of common stock either though issuance of non qualified or incentive stock options, purchase of restricted stock or a combination of these alternatives. Such options and restricted stock are exercisable immediately, generally vest over 50 months for employees and over the service term for consultants and expire ten years after the date of grant. Should an employee or consultant terminate, any unvested restricted stock grant shares

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

acquired may be repurchased by the Company at the initial issuance price. At December 31, 1998, no restricted stock grant shares were subject to repurchase. The Company has the right of first refusal on the sale of any stock purchase pursuant to the Plans.

     A summary of stock option activity is as follow:

                                                                      OUTSTANDING
                                                                   ------------------
                                                                   NUMBER    WEIGHTED
                                                                     OF      AVERAGE
                                                                   SHARES     PRICE
                                                                   ------    --------
Balances, January 1, 1997.....................................      1,651      $0.20
  Granted (weighted average fair value of $0.06)..............        943       0.20
  Exercised...................................................        (30)      0.20
  Canceled....................................................       (172)      0.20
                                                                   ------
Balances, December 31, 1997...................................      2,392       0.20
  Granted (weighted average fair value of $0.04)..............        837       0.20
  Exercised...................................................        (93)      0.20
  Canceled....................................................       (528)      0.20
                                                                   ------
Balances, December 31, 1998...................................      2,608      $0.20
  Granted (weighted average fair value of $2.15) (unaudited)..     10,997       0.20
  Exercised (unaudited).......................................        (47)      0.20
  Canceled (unaudited)........................................     (1,736)      0.20
                                                                   ------
Balances, September 30, 1999 (unaudited)......................     11,822      $0.20
                                                                   ======

     Additional information regarding options outstanding and exercisable as of December 31, 1998 is as follows:

                                   OPTIONS OUTSTANDING
                           -----------------------------------
                                         WEIGHTED
                                         AVERAGE      WEIGHTED
                RANGE OF                REMAINING     AVERAGE
                EXERCISE    NUMBER     CONTRACTUAL    EXERCISE
                 PRICES    OF SHARES   LIFE (YEARS)    PRICE
                --------   ---------   ------------   --------
                0$.20..      2,608         8.2         $0.20

     At December 31, 1998, options for 1,561 shares were exercisable at a weighted average price of $0.20 and options to purchase 2,567 shares of common stock were available for future grant under the plans.

STOCK-BASED COMPENSATION

     During 1999, the Company issued stock purchase rights and options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded unearned compensation for the differences between the purchase price of stock issued to employees

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

under stock purchase rights or the exercise price of the stock options and the deemed fair market value of the Company's stock at the date of grant. This unearned compensation is amortized to expense over the period during which the Company's right to repurchase the stock lapses or options become exercisable, generally four years. At September 30, 1999, the Company has recorded unearned compensation related to these options in the total amount of $22,391, of which $1,800 had been amortized to expense during the nine months ended September 30, 1999.

     The following information is presented in accordance with the disclosure requirements of SFAS 123. The fair value of each option grant to employees has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants:

                                                               1997       1998
                                                              -------    -------
Risk-free interest rates....................................     6.60%      6.19%
Expected life...............................................  5 years    5 years
Expected dividends..........................................       --         --

     The weighted average fair value of the options granted was $0.06 and $0.04 per share for the years ended December 31, 1997 and 1998, respectively.

     Had compensation expense for the stock plans been determined based on the fair value at the grant date for options granted in 1997 and 1998, consistent with the provisions of SFAS 123, the pro forma net loss would have been reported as follows:

                                                     1997       1998
                                                    -------    -------
Net loss -- as reported...........................  $(3,174)   $(4,189)
Net loss -- pro forma.............................  $(3,202)   $(4,220)
Net loss per share -- as reported.................  $ (0.98)   $ (1.26)
Net loss per share -- pro forma...................  $ (0.99)   $ (1.27)

COMMON SHARES RESERVED FOR ISSUANCE

     At December 31, 1998, the Company has reserved shares of common stock for issuance as follows:

Conversion of Series I preferred stock......................     549
Conversion of Series II preferred stock.....................   1,200
Conversion of Series III preferred stock....................   6,427
Exercise and conversion of Series III preferred stock
  warrants..................................................      71
Conversion of Series V preferred stock......................   3,681
Conversion of Series VI redeemable preferred stock..........  19,644
Exercise of common stock warrants...........................   2,469
Exercise of common stock options............................   5,176
                                                              ------
  Total.....................................................  39,217
                                                              ======

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7 -- INCOME TAXES:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to accounting for income taxes.

     The components of the net deferred tax asset as of December 31 were as follows:

                                                              1997        1998
                                                            --------    --------
Net operating loss carryforwards..........................  $ 17,479    $ 17,874
Research and development credits..........................     2,962       3,172
Capitalized license fee...................................       238          14
Tax basis depreciation....................................        39          29
Inventory and receivable reserves recognized in different
  periods.................................................     2,590       2,958
Accruals recognized in different periods..................       288         171
Capitalized research and development......................     2,510       3,148
Valuation allowance.......................................   (26,106)    (27,366)
                                                            --------    --------
  Total...................................................  $     --    $     --
                                                            ========    ========

     At December 31, 1998, the Company had net operating loss and research and development credit carryforwards which expire as follows:

                                                               NET        RESEARCH
                                                            OPERATING        AND
                     EXPIRATION YEARS                         LOSS         CREDITS
                     ----------------                       ---------    -----------
2002......................................................   $   505       $   20
2003......................................................     5,294          243
2004......................................................    10,315          328
2005......................................................    10,013          259
2006......................................................       649          139
2007......................................................     3,950          268
2008......................................................     5,703          213
2009......................................................     3,425          242
2010......................................................       917           99
2011......................................................     5,150           85
2012......................................................     2,960          118
2013......................................................     3,728        2,132
                                                             -------       ------
                                                             $52,609       $4,146
                                                             =======       ======

                            NEOVISTA SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               CALIFORNIA STATE
                                                           ------------------------
                                                              NET      RESEARCH AND
                                                           OPERATING   DEVELOPMENT
                    EXPIRATION YEARS                         LOSS        CREDITS
                    ----------------                       ---------   ------------
1999.....................................................   $ 3,340       $   --
2000.....................................................     2,374           --
2001.....................................................     1,727           --
2002.....................................................     2,890           --
2003.....................................................     1,492           --
2004.....................................................     1,964           --
No expiration date.......................................        --        1,040
                                                            -------       ------
                                                            $13,787       $1,040
                                                            =======       ======

     The California tax return net operating loss differs from the federal primarily due to capitalization of certain research and development costs and limitations on the use of tax loss carryforwards under California Law.

     Current federal and California tax laws include provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The Company's capitalization described herein may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss carryforwards will be limited according to these provisions. Management has not yet determined the extent of such limitation. Such limitation may result in the loss of carryforward benefits due to their expiration.

NOTE 8 -- EMPLOYEE BENEFIT PLAN:

     The Company has a 401(k) tax-deferred savings plan, whereby eligible employees may contribute between 2% and 20% of their eligible compensation, subject to certain limitations. Company contributions are at the discretion of the Board of Directors. No Company contributions have been made since the inception of the plan.

NOTE 9 -- SUBSEQUENT EVENTS

     In October 1999, the Company obtained financing of $795 from various shareholders. The promissory notes issued to the shareholders bear interest at 10% per annum. The promissory notes mature on April 21, 2000.

     In November 1999, the Company entered into an agreement with Accrue Software, Inc. ("Accrue") in which Accrue will purchase all of the Company's outstanding common and preferred stock. The transaction was consummated on January 14, 2000.

     (b)      Pro Forma Financial Information.

                             ACCRUE SOFTWARE, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma combined condensed financial statements for Accrue Software, Inc. ("Accrue") consist of the Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended March 31, 1999 and the nine months ended December 31, 1999, and the Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 1999. These pro forma financial statements give effect to Accrue's acquisition of NeoVista Software, Inc. ("NeoVista") in a business combination accounted for as a purchase, which closed January 14, 2000. In exchange for the acquisition of all of NeoVista's outstanding capital stock, Accrue issued NeoVista shareholders approximately 1,779 shares of its common stock and reserved approximately 550 additional shares for issuance upon the exercise of stock options and warrants of NeoVista which will be converted into options and warrants to purchase shares of Accrue stock.

     The Unaudited Pro Forma Combined Condensed Statement of Operations combine Accrue's historical results of operations for the year ended March 31, 1999 with NeoVista's historical results of operations for the year ended December 31, 1998 and Accrue's historical results of operations for the nine months ended December 31, 1999 with NeoVista's historical results of operations for the nine months ended September 30, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet combines Accrue's historical balance sheet at December 31, 1999 and NeoVista's historical balance sheet at September 30, 1999. The pro forma financial statements are not necessarily indicative of what the actual operating results or financial position would have been for the combined company had the transaction taken place on April 1, 1998, and do not purport to indicate the results of future operations.

BASIS OF PRESENTATION

     The unaudited pro forma combined condensed financial statements reflect the NeoVista acquisition accounted for using the purchase method of accounting and have been prepared on the basis of assumptions described in the notes thereto including assumptions related to the allocation of the amount of consideration paid to the assets and liabilities of NeoVista based upon preliminary estimates of their fair value. The actual allocation of the consideration to be paid may differ from those assumptions reflected in the pro forma financial statements after valuations and other procedures to be performed related to the NeoVista acquisition are completed.

     In connection with the acquisition of NeoVista, Accrue expects to record a charge to operations related to in-process research and development, currently estimated to be $0.9 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of this charge but the Unaudited Pro Forma Combined Condensed Statement of Operations does not reflect this charge because of its nonrecurring nature. The charge related to in-process research and development will be reflected in Accrue's consolidated financial statements for the year ending March 31, 2000. The pro forma financial statements do not include the estimated costs of integration as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with A Purchase Business Combination".

     The pro forma financial statements should be read in conjunction with the related notes included in this document and the audited consolidated financial statements and notes of Accrue and the audited financial statements and notes of NeoVista included elsewhere in this prospectus.

                             ACCRUE SOFTWARE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                       PRO FORMA
                                         ACCRUE        NEOVISTA                         COMBINED
                                         AS OF           AS OF                           AS OF
                                      DECEMBER 31,   SEPTEMBER 30,    PRO FORMA       DECEMBER 31,
                                          1999           1999        ADJUSTMENTS          1999
                                      ------------   -------------   -----------      ------------
ASSETS
Current Assets:
  Cash and cash equivalents.........    $ 37,931       $    425       $     --          $ 38,356
  Accounts receivable, net..........       4,350            667             --             5,017
  Prepaid expenses and other current
     assets.........................         542            282             --               824
                                        --------       --------       --------          --------
     Total current assets...........      42,823          1,374             --            44,197
Property and equipment, net.........       1,835            379             --             2,214
Intangibles and goodwill............          --             --        129,039(E)        129,039
Other assets........................         860             --             --               860
                                        --------       --------       --------          --------
          Total assets..............    $ 45,518       $  1,753       $129,039          $176,310
                                        ========       ========       ========          ========

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................    $  1,081       $    232       $     --          $  1,313
  Accrued liabilities...............       2,305            423          5,000(A)          7,728
  Accrued liabilities, merger.......         597             --             --               597
  Deferred revenue..................       2,659            635             --             3,294
  Notes and accrued interest payable
     to Shareholders................          --          1,936             --             1,936
  Current portion of long-term
     debt...........................          --            457             --               457
                                        --------       --------       --------          --------
     Total current liabilities......       6,642          3,683          5,000            15,325
Long-term debt, net of current
  portion...........................          --             89             --                89
                                        --------       --------       --------          --------
     Total liabilities..............       6,642          3,772          5,000            15,414
                                        --------       --------       --------          --------
Preferred stock.....................          --         23,869        (23,869)(C)            --
                                        --------       --------       --------          --------
Stockholders' Equity
  Common stock......................          25         80,221        (80,219)(B)            27
  Additional paid-in capital........      67,470             --        122,898(B)        190,368
  Notes receivable from
     stockholders...................        (213)            --             --              (213)
  Unearned compensation.............      (5,154)       (20,591)        20,591(G)         (5,154)
  Accumulated deficit...............     (23,252)       (85,518)        84,638(D,H)      (24,132)
                                        --------       --------       --------          --------
     Total stockholders' equity.....      38,876        (25,888)       147,908           160,896
                                        --------       --------       --------          --------
     Total liabilities, preferred
       stock and stockholders'
       equity.......................    $ 45,518       $  1,753       $129,039          $176,310
                                        ========       ========       ========          ========

         The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                             ACCRUE SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA
                                          ACCRUE        NEOVISTA                         COMBINED
                                       FOR THE NINE   FOR THE NINE                     FOR THE NINE
                                       MONTHS ENDED   MONTHS ENDED                     MONTHS ENDED
                                       DECEMBER 31,   SEPTEMBER 30,    PRO FORMA       DECEMBER 31,
                                           1999           1999        ADJUSTMENTS          1999
                                       ------------   -------------   -----------      ------------
Net revenue:
  Software license...................    $  9,049        $   732       $     --          $  9,781
  Maintenance and service............       2,304            996             --             3,300
  Systems hardware and maintenance...          --            620             --               620
                                         --------        -------       --------          --------
     Total revenue...................      11,353          2,348             --            13,701
Cost of revenue:
  Cost of revenue....................       1,493          1,908             --             3,401
                                         --------        -------       --------          --------
Gross profit.........................       9,860            440             --            10,300
                                         --------        -------       --------          --------
Operating expenses:
  Research and development...........       2,815          1,890             --             4,705
  Selling, general and
     administrative..................      10,285          3,462             --            13,747
  Merger costs.......................       3,560             --             --             3,560
  Amortization of intangibles and
     goodwill........................          --             --         32,260(F)         32,260
  Stock-based compensation expense...       3,427          1,800             --             5,227
                                         --------        -------       --------          --------
     Total operating expenses........      20,087          7,152         32,260            59,499
                                         --------        -------       --------          --------
Loss from operations.................     (10,227)        (6,712)       (32,260)          (49,199)
Other income, net....................         788             59             --               847
Interest expense.....................         (42)          (145)            --              (187)
                                         --------        -------       --------          --------
     Net loss........................    $ (9,481)       $(6,798)      $(32,260)         $(48,539)
                                         ========        =======       ========          ========
Net loss per share, basic and
  diluted............................    $  (0.67)       $ (2.02)                        $  (3.04)
                                         ========        =======                         ========
Shares used in computing net loss per
  share, basic and diluted...........      14,183          3,366         (1,587)           15,962
                                         ========        =======       ========          ========

         The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                             ACCRUE SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ACCRUE         NEOVISTA
                                  FOR THE YEAR    FOR THE YEAR                       PRO FORMA
                                     ENDED           ENDED                          COMBINED FOR
                                   MARCH 31,      DECEMBER 31,     PRO FORMA       THE YEAR ENDED
                                      1999            1998        ADJUSTMENTS      MARCH 31, 1999
                                  ------------    ------------    -----------      --------------
Net revenue:
  Software license..............    $ 3,640         $ 1,324              --           $  4,964
  Maintenance and service.......      1,044           1,616              --              2,660
  Systems hardware and
     maintenance................         --           1,392              --              1,392
                                    -------         -------        --------           --------
     Total revenue..............      4,684           4,332              --              9,016
Cost of revenue:
  Cost of revenue...............        469           2,415              --              2,884
                                    -------         -------        --------           --------
Gross profit....................      4,215           1,917              --              6,132
                                    -------         -------        --------           --------
Operating expenses
  Research and development......      3,166           2,172                              5,338
  Selling, general and
     administrative.............      7,375           3,903              --             11,278
  Merger costs..................         --              --              --                 --
  Amortization of intangibles
     and goodwill...............         --              --          43,015(F)          43,015
  Stock-based compensation
     expense....................      1,325              --              --              1,325
                                    -------         -------        --------           --------
     Total operating expenses...     11,866           6,075          43,015             60,956
                                    -------         -------        --------           --------
Loss from operations............     (7,651)         (4,158)        (43,015)           (54,824)
Other income, net...............         96             129              --                225
Interest expense................        (46)           (160)             --               (206)
                                    -------         -------        --------           --------
     Net loss...................    $(7,601)        $(4,189)       $(43,015)          $(54,805)
                                    =======         =======        ========           ========
Net loss per share, basic and
  diluted.......................    $ (1.63)        $ (1.26)                          $  (8.50)
                                    =======         =======                           ========
Shares used in computing net
  loss per share, basic and
  diluted.......................      4,670           3,320         (1,541)              6,449
                                    =======         =======        ========           ========

         The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                             ACCRUE SOFTWARE, INC.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
       YEAR ENDED MARCH 31, 1999 AND NINE MONTHS ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- BASIS OF PRO FORMA PRESENTATION:

     The pro forma financial statements give effect to Accrue's acquisition of NeoVista, in a business combination to be accounted for as a purchase, which was consummated on January 14, 2000. Upon the effective date of the acquisition, all outstanding common and preferred stock of NeoVista were converted into shares of Accrue common stock, and all outstanding stock options and warrants to purchase shares of NeoVista common stock were converted into options and warrants to purchase shares of Accrue stock. The aggregate Accrue shares, options and warrants to be issued to the NeoVista stockholders, option holders, and warrant holders will equal 2,329.

     The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of NeoVista based on preliminary estimates of their fair value. The actual allocation of the consideration to be paid may differ from those assumptions reflected in the pro forma financial statements after valuations and other procedures to be performed related to the NeoVista acquisition have been completed. Accrue does not expect the final allocation of the purchase price will differ materially from the preliminary allocation. In the opinion of Accrue's management, all adjustments necessary to present fairly such pro forma financial statements have been made based on the terms and structure of the NeoVista acquisition. The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended March 31, 1999 and the nine months ended December 31, 1999 gives effect to this transaction as if it had taken place on April 1, 1998. The Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 1999 gives effect to the transaction as if it had taken place on December 31, 1999.

     The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on April 1, 1998, and do not purport to indicate the results of future operations.

     Accrue issued approximately 1,779 shares of its common stock, valued at $53.62 per share, the average market price per share of Accrue common stock in a range three trading days before and after the announcement date (November 17, 1999) of the acquisition. In addition, Accrue issued approximately 550 options and warrants to purchase shares of its common stock in exchange for all options and warrants to purchase shares of NeoVista common stock. The value of options and warrants to be issued by Accrue was determined by estimating their fair value as of November 17, 1999 using the Black-Scholes option pricing model. The total estimated consideration including acquisition related expenses is $127,900.

     Tangible assets of NeoVista principally include cash and cash equivalents, accounts receivable, fixed assets and other assets. Liabilities of NeoVista assumed principally include accounts payable, accrued liabilities, and long-term debt.

                             ACCRUE SOFTWARE, INC.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED MARCH 31, 1999 AND NINE MONTHS ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Below is a table of the estimated purchase price allocation and annual amortization of the intangible assets and goodwill acquired:

                                                                                           ANNUAL
                                                                                        AMORTIZATION
                                                                        AMORTIZATION         OF
                                                                            LIFE        INTANGIBLES
                                                                        ------------    ------------
Purchase price allocation:
  Tangible net liabilities acquired.......................  $ (2,019)        --                --
  Intangible net assets acquired:
    Developed technology..................................     1,101          3               367
    In-process research and development...................       880         --                --
    Assembled workforce...................................     1,456          3               485
    Sales channel/customer relationships..................       105          3                35
    Trademarks/tradenames.................................        49          3                16
    Goodwill..............................................   126,328          3            42,112
                                                            --------
       Total..............................................  $127,900
                                                            ========

     To determine the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the developed technology, existing and future markets, and assessments of the stage of the technology's life cycle. The analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology will be amortized on a straight line basis over three years.

     The value allocated to projects identified as in-process research and development will be charged to expense during the quarter ending March 31, 2000 but has not been reflected in the Accrue Unaudited Pro Forma Combined Condensed Statement of Operations as it is non-recurring in nature.

     The write-off will be necessary because the acquired in-process research and development has not yet reached technological feasibility and has no future alternative uses. These products under development may not achieve commercial viability. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

     The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from the projects were based on management's estimates of revenues and operating profits related to the projects.

     To determine the revenue attributable to the in-process research technology, consideration was also given to the contribution of the existing technology which will be utilized in the development of

                             ACCRUE SOFTWARE, INC.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED MARCH 31, 1999 AND NINE MONTHS ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

the in-process technology, referred to as "core technology." The value allocated to the core technology was determined by assigning a leverage factor to the estimated projected net cash flows related to the products under development after analysis of both the effort and work completed as well as the expected value of the in-process technology. The projected net cash flows from the products assigned to core technology using the leverage factor were then discounted back to their net present value. The core technology is being amortized over its estimated useful life of three years.

     The value allocated to the assembled workforce is attributable to the NeoVista workforce in place after the acquisition which eliminates the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting. The value of the assembled workforce will be amortized on a straight-line basis over three years.

     Goodwill is determined based on the residual difference between the amount of consideration to be paid and the values assigned to identified tangible and intangible assets. The goodwill will be amortized on a straight line basis over three years.

NOTE 2 -- PRO FORMA NET LOSS PER SHARE:

     Pro forma basic and diluted net loss per share are based on the weighted average number of shares of Accrue common stock outstanding during the period and the number of shares of Accrue common stock issued in connection with the NeoVista acquisition. The following have not been included in the computation of pro forma diluted net loss per share because their effect would be antidilutive.

                                                            AS OF         AS OF
                                                          MARCH 31,    DECEMBER 31,
                                                            1999           1999
                                                          ---------    ------------
Potential common securities:
  Accrue options, warrant, shares of common stock
     subject to repurchase and preferred stock not
     included in loss per share calculations............   14,319         3,792
  Options and warrants to be issued in connection with
     the NeoVista acquisition...........................      550           550
                                                           ------         -----
                                                           14,869         4,342
                                                           ======         =====

NOTE 3 -- PRO FORMA ADJUSTMENTS:

          A. To reflect the accrual of direct acquisition costs arising from the NeoVista acquisition, including legal, banking, and accounting fees.

          B. To eliminate NeoVista's outstanding common stock ($80,219) and reflect the issuance of approximately 1,779 shares of Accrue's common stock and approximately 550 options and warrants to purchase Accrue's common stock in connection with the acquisition ($122,900).

                             ACCRUE SOFTWARE, INC.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
       YEAR ENDED MARCH 31, 1999 AND NINE MONTHS ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

          C. To eliminate NeoVista's outstanding preferred stock ($23,869).

          D. To eliminate NeoVista's accumulated deficit ($85,518).

          E. To record acquired intangible assets and goodwill.

          F. To record the amortization of acquired intangible assets and goodwill.

          G. To eliminate unearned stock compensation recorded on NeoVista's financial statements.

          H. To record the in-process research and development charge ($880).

         (c)      Exhibits.

                  2.1* Form of Agreement and Plan of Merger and Reorganization dated as of September 14, 1999, among the Company, Merger Sub and Target.

                  20.1* Press release dated November 17, 1999 announcing the execution of the Agreement and Plan of Merger and Reorganization.

                  20.2* Press release dated January 19, 2000 announcing the completion of the acquisition of Target by the Company.

         * Incorporated by reference from Current Report on Form 8-K previously filed by the Registrant on January 31, 2000 with the Securities and Exchange Commission via Edgar, and dated January 14, 2000.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            ACCRUE SOFTWARE, INC.



Date:  March 28, 2000                 By:  /s/ Gregory C. Walker
                                           -------------------------------------
                                            Gregory C. Walker
                                            Vice President of Finance and
                                            Chief Financial Officer

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER            DESCRIPTION
------            -----------

2.1*              Form of Agreement and Plan of Merger and Reorganization, dated as of November 17, 1999, among the Company, MergerSub and Target.

20.1*             Press Release dated November 17, 1999 announcing the execution of the Agreement and Plan of
                  Merger and Reorganization.

20.2*             Press release dated January 19, 2000 announcing the completion of the acquisition of Target by the Company.



* Incorporated by reference from Current Report on Form 8-K previously filed by the Registrant on January 31, 2000 with the Securities and Exchange Commission via Edgar, and dated January 14, 2000.